Redacted

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

COOK & BYNUM FUNDS TRUST FOURTH AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT (this "Amendment") to the Fund Administration Servicing Agreement, dated as of May 2, 2012, as amended (the "Agreement"), is entered into as of the latest date on the signature page, by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS
WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, the parties desire to amend the fee schedule of the agreement, effective as of October 1, 2021; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties, and authorized or approved by the board of trustees of the Trust (the "Board of Trustees").

NOW, THEREFORE, the parties agree as follows:

I. Section 11. "Terms of Agreement; Amendment» is hereby superseded and replaced with the following Section 11:

11. Terms of Agreement; Amendment
This Agreement shall continue until September 30, 2024. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.    ·

2. Amended Exhibit C, effective until September 30, 2021, is hereby superseded and replaced effective as of October 1, 2021, with Third Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.
U.S. BANCORP FUND SERVICES, LLC
By: /s/Michael D. Barolsky
Name: Michael D. Barolsky
Title: Senior Vice President
Date: 8/19/2021

COOK & BYNUM FUNDS TRUST
By: /s/Richard Cook

Third Amended Exhibit C to the Fund Administration Servicing Agreement-Cook & Bynum Funds Trust
Fund Administration & Portfolio Compliance Services Fee Schedule, Effective 10/01/21

Annual Fee Based Upon Average Net Assets per Fund*
Basis points
[ ] on the first $[ ] million plus
[ ] on the next $[ ] million plus
[ ] on the balance
Minimum Annual Fee $[ ] per fund

■$[ ] additional fee for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor
Services Included in Annual Fee per Fund
Advisor Information Source - On-line access to portfolio management and compliance information.
Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.
Core Tax Services - See Additional Services Fee Schedule
Annual Legal Update
Daily Compliance (Charles River Monthly Report included)
Attribution Report
Third Party Administrative Data Charges (descriptive data for each security)
$[ ] per security per month for fund administrative data
SEC Modernization Requirements
■$[ ] per year, per Fund - Form N-PORT
■$[ ] per year, per Fund - Form N-CEN
Chief Compliance Officer Support Fee
■$[ ] per year per fund complex
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, liquidity classifications, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank regulatory administration (e.g., annual registration statement updates and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal, Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).Fees are calculated pro rata and billed monthly.